Exhibit 5.1

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	BEIJING
HOUSTON, TEXAS	DALLAS
77002-4995	DUBAI
HONG KONG
TEL +1 713.229.1234	HOUSTON
FAX +1 713.229.1522	LONDON
www.bakerbotts.com	MOSCOW
NEW YORK
RIYADH
WASHINGTON

March 17, 2008

Marathon Oil Corporation

5555 San Felipe Road

Houston, Texas 77056-2799

Gentlemen:

Marathon Oil Corporation, a Delaware corporation (“Marathon”), has engaged us to render the opinions we express below in connection with its offering of $1,000,000,000 aggregate principal amount of notes due March 15, 2018 (the “Notes”), which it is offering under the registration statement on Form S-3ASR (Reg. No. 333-144874) it filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “1933 Act”), which relates to Marathon’s offering and sale of various securities under the 1933 Act’s Rule 415. In this letter, “Registration Statement” means that registration statement, when it became effective under the 1933 Act.

The Company will issue the Notes under an indenture dated as of February 26, 2002 between it and The Bank of New York Trust Company, N.A., successor in interest to JPMorgan Chase Bank, as trustee, relating to senior debt securities of Marathon (the “Indenture”).

For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:

•	the restated certificate of incorporation and by-laws, each as amended to date, of Marathon;

•	the Registration Statement and its exhibits;

•	the prospectus the Registration Statement includes;

•	the prospectus supplement dated March 12, 2008 that Marathon prepared and filed with the SEC on March 13, 2008 under the 1933 Act’s Rule 424(b)(5);

•	the Indenture;

•

the underwriting agreement dated March 12, 2008 among Marathon and Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named therein, relating to the offering and sale of the Notes (the “Underwriting Agreement”);

March 17, 2008
Marathon Oil Corporation

•

the resolutions of the board of directors of Marathon (the “Board”) and a committee of its officers the Board has established which authorize the issuance of the Notes and approve the terms of the offering and sale of the Notes, including the Establishment Action (as defined in the Indenture) relating to the Notes;

•	corporate records of Marathon, including minute books it has furnished us; and

•	certificates of public officials and of representatives of Marathon.

In giving these opinions, we have relied on certificates of officers of Marathon and of public officials with respect to the accuracy of the factual matters those certificates cover or contain, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic.

On the basis of and subject to the foregoing, we are of the opinion that:

1. Marathon is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2. The Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Establishment Action, and duly purchased and paid for in accordance with the provisions of the Underwriting Agreement, constitute legal, valid and binding obligations of Marathon, enforceable against Marathon in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law, and (c) any implied covenants of good faith and fair dealing.

We limit the opinions we express above in all respects to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to Marathon’s current report on Form 8-K reporting the offering of the Notes. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.

Very truly yours,

/s/ Baker Botts L.L.P.

2